Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the inclusion in this Amendment No. 1 to Registration Statement of Motient Corporation and Subsidiaries on Form S-1 and the related prospectus, of our report dated July 2, 2004 relating to the consolidated financial statements and financial statement schedule, which appears in such Prospectus. We also consent to the reference to us as "Experts" and "Summary Consolidated Financial Data" in such Prospectus. However, it should be noted that Friedman LLP has not prepared or certified such "Summary Consolidated Financial Data."


/s/ FRIEDMAN LLP
----------------------
East Hanover, New Jersey


February 11, 2005